Exhibit 10.66

Mr. Joseph C. Horvath
323 Stonegate Court
Chambersburg, Pennsylvania 17201

Re:      Terms of Employment

Dear Joe:

     This letter will confirm the terms of your employment with T.B. Wood’s (“Company”).

     1.      Position and Location. You will be employed as the Company’s Chief Financial Officer. In this capacity, you will perform such job duties as are customarily performed by a chief financial officer and such other duties as the Company may, from time to time, decide to assign to you. You will perform your job duties at the Company’s offices in Chambersburg, Pennsylvania, except when traveling on company business.

     2.      Term. You will be employed for a period of eighteen (18) months commencing on November 3, 2003. The Company shall have the right to terminate your employment before the expiration of this term for “Cause.” “Cause” means your material failure to comply with the Company’s reasonable instructions and directives; your material breach of this agreement or your legal obligations to the Company; misconduct detrimental to the Company’s interests; conviction of a felony involving moral turpitude; death or disability (disability to mean your inability to perform the essential functions of your job for a period of (90) consecutive days); and/or your material failure to perform your job duties in accordance with accepted professional standards.

     3.      Salary, Compensation, and Benefits. You will be paid a base annualized salary of $ 170,000 (subject to all legally required and authorized withholdings and deductions) in accordance with the Company’s normal payroll procedures. You will receive such salary increases and additional compensation as the Company decides upon in its sole discretion. You will be entitled to participate in all employee pension and welfare plans (such as healthcare) in which similarly situated executives may participate, subject to the terms of those plans.

     4.      Compliance with Company Rules and Policies. You will comply with the Company’s generally applicable rules, regulations, business procedures, and policies (as the Company may amend or modify them from time to time).

     5.      Confidentiality and Non-Solicitation. You agree that, except as reasonably necessary to perform your duties as Chief Financial Officer of the Company, you will not, both during and after your employment with the Company, use for your own benefit or disclose to any person or entity, any of the Company’s confidential or proprietary information, including (without limitation) its plans, data, lists, compilations, strategies, and other information relating to the Company’s finances, marketing, sales, customers, or employees, that you may acquire during your employment with the Company. You also agree that during your employment, and for a period of one (1) year following the termination of your employment, you will not (on your own behalf or any other person’s/entity’s behalf): solicit any Company employee, customer, or agent, or any other person/entity with whom/which the Company does business, to terminate his/her/its relationship with the Company or not to do business with the Company, in whole or in part; solicit any customer (or prospective customer) of the Company to buy any products or services that the Company sells or markets from any person/entity other than the Company; disparage, defame, or criticize the Company or its officers, directors, or managers; or otherwise interfere with the Company’s business in any way. You agree that if you breach any of the covenants set forth in this section, the Company will suffer irreparable harm and therefore will be entitled to injunctive relief in addition to any other remedies to which it may be entitled under law; that the Company’s breach (or claimed breach) of this or any other agreement will not be a defense to your failure to abide by such covenants; and that such covenants will survive the termination of your employment (regardless of the reason for termination).

     If these terms are acceptable, please sign below in the designated space. We look forward to working with you.

Sincerely,

/s/James R. Swenson
James R. Swenson, Interim CEO

Intending to be legally bound to
the terms of this letter agreement,
I sign my name below.

/s/Joseph C. Horvath
Joseph C. Horvath      November 14, 2003